Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509-835-1521	509-835-1513

Potlatch Reports Second Quarter 2011 Results

SPOKANE, Wash — July 25, 2011 — Potlatch Corporation (NASDAQ:PCH) today reported financial results for the second quarter ended June 30, 2011.

“Industry conditions for our Resource and Wood Products segments remained challenging during the second quarter, but our Real Estate segment exceeded our expectations,” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “Harvest levels were lower in both the Northern and Southern regions due to unrelated factors. In our Southern region, sawlog prices drifted lower during the second quarter, causing us to defer some of our planned harvest in Arkansas. Log pricing was more favorable in our Northern region during the second quarter, however, a very late spring break-up delayed our harvesting operations by three to four weeks compared to normal, negatively impacting our planned harvest. Our regional diversity will allow us to shift harvest volumes in the second half of the year from the Southern to the Northern region to capture market opportunities. In our Wood Products business, the stronger prices for wood products we experienced during the first quarter did not continue into the second quarter, modestly impacting results. Our Real Estate segment had another solid quarter, completing 47 land sales transactions during the quarter,” concluded Mr. Covey.

Q2 2011 FINANCIAL SUMMARY

•	Net earnings for the quarter were $8.4 million, or $0.21 per diluted common share, compared to $11.7 million, or $0.29 per diluted common share for Q2 2010.

•	Cash provided by operating activities from continuing operations was $18.0 million for Q2 2011 compared to $20.4 million for Q2 2010.

Q2 2011 BUSINESS PERFORMANCE

Resource

Operating income for the segment was $7.5 million, compared to $14.1 million in Q1 2011 and $15.0 million in Q2 2010. Seasonal weather-related factors in Idaho and an abundance of log supply in Arkansas were the primary drivers of the weaker Q2 performance. In addition, the Q2 2010 results include sales volumes and prices from our Wisconsin and Arkansas properties that were sold in the second half of 2010. The second quarter is typically the seasonally weakest quarter.

Northern Region

•	Total fee harvest volume for Q2 2011 decreased 50 percent from Q1 2011 and 35 percent from Q2 2010.

•

Sawlog volume decreased 45 percent in Q2 2011 from Q1 2011, primarily due to the late spring break-up period in Idaho that resulted in a later than normal start to logging operations. Sawlog prices increased 10 percent sequentially, primarily due to a general improvement in demand for all sawlog species in Q2 2011.

•

Sawlog volume decreased 34 percent in Q2 2011 from Q2 2010, again primarily due to the late logging start in Idaho this year. Sawlog prices increased 3 percent due to improved demand for sawlogs in the region.

•

Pulpwood volume and prices decreased 66 percent and 2 percent, respectively, in Q2 2011 from Q1 2011. The volume variance is due to seasonal factors. First, as is typical, the first quarter is Minnesota’s highest volume production quarter due to seasonal factors. Second, the late spring break-up in Idaho mentioned above resulted in decreased logging activities during Q2. The price decline was primarily due to the higher valued pulp species harvested in Q1 2011 in Minnesota.

•

Pulpwood volume decreased 50 percent comparing Q2 2011 to Q2 2010, primarily due to the late logging start in Idaho and the inclusion of Wisconsin harvests in the Q2 2010 results. Excluding the impact of the Wisconsin harvest in Q2 2010, pulpwood harvest volume decreased 37 percent. Pulpwood prices increased 8 percent in Q2 2011 versus Q2 2010, primarily due to increased customer demand in Idaho and better market conditions in Minnesota.

Southern Region

•	Total fee harvest volume decreased 7 percent in Q2 2011 from Q1 2011 and 12 percent from Q2 2010.

•

Sawlog volume and prices decreased 28 percent and 2 percent, respectively, in Q2 2011 from Q1 2011, primarily due to weak demand and an oversupply of logs in the region, which resulted in the company’s deferral of about 100,000 tons of pine sawlogs and chip-n-saw logs. Log inventories have been relatively high during the first half of 2011 due to the extremely dry weather in the South during late 2010 that resulted in favorable logging conditions.

•

Sawlog volume and prices decreased 30 percent and 14 percent, respectively, in Q2 2011 from Q2 2010. Volumes decreased due to the harvest deferral mentioned above, while the decline in prices was primarily due to the weather and inventory-related price spike that occurred in Q2 2010.

•

Pulpwood volume increased 23 percent and prices decreased 3 percent in Q2 2011 compared to Q1 2011. The volume increase was due to planned thinning operations in our pine plantations. The price decline was due to the availability of fiber already in the market.

•	Pulpwood volume increased 13 percent in Q2 2011 over Q2 2010, primarily due to the thinning operations mentioned above, while sales prices decreased 21 percent due to ample fiber availability.

Real Estate

Real Estate segment revenues increased to $19.0 million in Q2 2011 from $13.0 million in Q1 2011 and $10.5 million in Q2 2010. Operating income for the segment was $11.0 million in Q2 2011 compared to $8.4 million in Q1 2011 and $5.1 million in Q2 2010. The second phase of a three phase non-strategic/rural real estate sale in Idaho occurred during Q2 2011. This phase of the sale was 5,372 acres, resulting in revenues of $8.2 million. Another non-strategic timberland sale of 5,469 acres in Idaho resulted in revenues of $6.1 million in Q2 2011. There continues to be steady demand for our real estate, as we closed a total of 47 rural recreational, HBU and non-strategic timberland transactions in Q2 2011.

Wood Products

The Wood Products segment reported operating income of $2.8 million in Q2 2011 compared to $2.9 million in Q1 2011 and $6.0 million in Q2 2010. A positive mark to market adjustment in Q2 2011 related to lumber hedges partially offset the effects of lower sales prices and reduced shipments compared to both Q1 2011 and Q2 2010.

•

Lumber sales prices in Q2 2011 decreased 3 percent and 11 percent from Q1 2011 and Q2 2010, respectively. Prices declined from Q1 2011 to Q2 2011 as the US housing industry continued to languish. Prices declined comparing Q2 2011 to Q2 2010 due to the previously mentioned price spike that occurred in Q2 2010.

•	Lumber shipments in Q2 2011 decreased 1 percent and 4 percent from Q1 2011 and Q2 2010, respectively, due to reduced demand between the periods.

•	In Q2 2011, the segment recorded a $2.4 million benefit from a lumber hedge entered into in October 2010, compared to a $0.6 million benefit in Q1 2011 and a $2.9 million charge in Q4 2010.

Corporate

Corporate expenses, including interest expense, were $12.1 million in Q2 2011 compared to $16.6 million in Q1 2011 and $13.0 million in Q2 2010. Included in the Q2 2011 corporate expense is a non-cash benefit of $1.2 million for a mark to market adjustment for company stock in our deferred compensation plans, compared to a $2.3 million charge in Q1 2011 and a $0.5 million charge in Q2 2010. Also included in the Q1 2011 corporate expenses is a $1.2 million non-cash charge for deferred costs related to the reduction in our revolving credit facility.

Rating Agency Update

On July 22, 2011 Moody’s Investors Service upgraded the company’s outlook from stable to positive, and continues to assign a Ba1 debt rating to the company’s Corporate Family Rating.

Dividend Distribution

During the second quarter, Potlatch paid a regular quarterly cash distribution on the company’s common stock of $0.51 per share.

OUTLOOK

“The domestic housing market continues to be weak, limiting demand for both our logs and manufactured wood products,” said Mr. Covey. “Fortunately, strong demand from China for North American logs and lumber is helping support industry fundamentals, and in particular is benefitting the northern region of our Resource segment. Given the relative strength in Idaho and weakness in Arkansas, we expect to shift some of our harvest from the south to the north in Q3 and Q4 to capture better pricing opportunities. In total, we still expect our 2011 harvest to be approximately 4.2 million tons. In our Wood Products business, we expect lumber prices to remain relatively level in the third quarter and modestly decline by the end of the year due to typical seasonal factors. Nonetheless, we expect the segment to remain cash flow positive each quarter. Our Real Estate business is expected to remain strong with continued demand for our non-strategic timberlands and rural recreational real estate properties. We have one more phase of the Idaho land sale to complete in the third quarter, which will positively affect results for the segment. Our balance sheet remains strong with $75.1 million in cash and short-term investments,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live conference call and webcast will be held today, July 25, 2011, at 9 a.m. Pacific Time (noon Eastern Time). Those interested may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 80396087. Supplemental materials that will be discussed during the call are available on the website.

A telephone replay of the conference call will be available until August 2, 2011, by calling 1-800-642-1687 for U.S./Canada or 1-706-645-9291 for international callers. Callers must enter conference I.D. number 80396087 to access the replay.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.5 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance, direction of markets, domestic housing starts, business conditions in our Resource and Wood Products segments, log and lumber exports to China, Southern harvest deferrals, Idaho harvest levels, total 2011 harvest levels, lumber pricing, performance of Wood Products segment, the demand and interest in non-strategic timberlands and rural recreational real estate and HBU lands and closing of the third phase of an Idaho land sale and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in China demand; changes in tariffs, quotas and trade agreements involving wood products and logs; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; performance of agreements to purchase Idaho land; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation

Consolidated Condensed Statements of Operations

Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$112,370	$128,978	$234,603	$234,396

Costs and expenses:
Cost of goods sold	85,906	97,295	179,054	182,789
Selling, general and administrative expenses	8,704	9,401	20,631	17,846

	94,610	106,696	199,685	200,635

Earnings from continuing operations before interest and taxes	17,760	22,282	34,918	33,761
Interest expense, net	(6,612)	(7,089)	(14,491)	(14,177)

Earnings from continuing operations before taxes	11,148	15,193	20,427	19,584
Income tax provision	(2,699)	(3,365)	(4,282)	(6,372)

Earnings from continuing operations	8,449	11,828	16,145	13,212

Discontinued operations, net of tax	—	(85)	—	(274)

Net earnings	$8,449	$11,743	$16,145	$12,938

Earnings per common share from continuing operations
Basic	$0.21	$0.29	$0.40	$0.33
Diluted	0.21	0.29	0.40	0.33
Loss per common share from discontinued operations
Basic	$—	$—	$—	$(0.01)
Diluted	—	—	—	(0.01)
Net earnings per common share:
Basic	$0.21	$0.29	$0.40	$0.32
Diluted	0.21	0.29	0.40	0.32
Average shares outstanding (in thousands):
Basic	40,174	39,972	40,127	39,930
Diluted	40,378	40,211	40,339	40,164

Potlatch Corporation

Consolidated Condensed Balance Sheets

Unaudited (Dollars in thousands, except per-share amounts)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash	$7,368	$5,593
Short-term investments	67,758	85,249
Receivables, net	19,874	21,278
Inventories	21,469	24,375
Other assets	22,213	25,299

Total current assets	138,682	161,794
Property, plant and equipment, net	65,385	67,174
Timber and timberlands, net	466,598	475,578
Deferred tax assets	43,595	49,054
Other assets	27,144	28,111

	$741,404	$781,711

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments on long-term debt	$21,660	$5,011
Accounts payable and accrued liabilities	59,075	61,021

Total current liabilities	80,735	66,032
Long-term debt	342,704	363,485
Liability for pensions and other postretirement employee benefits	115,786	129,124
Other long-term obligations	19,048	18,631
Stockholders’ equity	183,131	204,439

	$741,404	$781,711

Stockholders’ equity per common share	$4.56	$5.11
Working capital	$57,947	$95,762
Current ratio	1.7:1	2.5:1

Potlatch Corporation

Consolidated Condensed Statements of Cash Flows

Unaudited (Dollars in thousands)

	Six Months Ended June 30,
	2011	2010
Cash Flows From Continuing Operations
Net earnings	$16,145	$12,938
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Depreciation, depletion and amortization	13,824	14,358
Basis of real estate sold	10,573	4,713
Change in deferred taxes	4,283	7,268
Loss (gain) on disposition of property, plant and equipment	(54)	1,105
Employee benefit plans	(83)	(2,859)
Loss from discontinued operations	—	274
Equity-based compensation expense	2,047	1,864
Funding of qualified pension plans	(9,400)	—
Working capital changes	836	(7,268)

Net cash provided by operating activities from continuing operations	38,171	32,393

Cash Flows From Investing
Decrease in short-term investments	17,491	18,901
Additions to property, plant and equipment	(2,993)	(2,248)
Additions to timber and timberlands	(4,110)	(3,633)
Proceeds from disposition of property, plant and equipment	133	3,100
Other, net	(852)	(1,088)

Net cash provided by investing activities from continuing operations	9,669	15,032

Cash Flows From Financing
Distributions to common stockholders	(40,963)	(40,759)
Change in long-term debt	(5,008)	(10)
Issuance of common stock	1,230	1,432
Change in book overdrafts	647	(1,287)
Deferred financing costs	(343)	(176)
Employee tax withholdings on equity-based compensation	(1,605)	(1,967)
Other, net	(23)	62

Net cash used for financing activities from continuing operations	(46,065)	(42,705)

Cash flows provided by continuing operations	1,775	4,720
Cash flows used for discontinued operations	—	(594)

Increase in cash	1,775	4,126
Cash at beginning of period	5,593	1,532

Cash at end of period	$7,368	$5,658

Certain 2010 amounts have been reclassified to conform to the 2011 presentation.

Potlatch Corporation

Highlights

Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cash distributions per common share	$0.51	$0.51	$1.02	$1.02

Segment Information Unaudited (Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Resource	$34,265	$50,455	$85,817	$95,268
Real Estate	19,018	10,456	31,999	13,903
Wood Products	66,632	77,166	135,104	144,935

	119,915	138,077	252,920	254,106
Intersegment revenues	(7,545)	(9,099)	(18,317)	(19,710)

Total consolidated revenues	$112,370	$128,978	$234,603	$234,396

Intersegment revenues or transfers
Resource	7,545	9,099	18,317	19,710

Total intersegment revenues or transfers	7,545	9,099	18,317	19,710

Operating income
Resource	$7,549	$15,026	$21,610	$24,947
Real Estate	11,000	5,117	19,366	7,015
Wood Products	2,758	5,956	5,652	11,184
Eliminations and adjustments	1,981	2,136	2,526	2,573

	23,288	28,235	49,154	45,719
Corporate	(12,140)	(13,042)	(28,727)	(26,135)

Earnings from continuing operations before taxes	$11,148	$15,193	$20,427	$19,584

Depreciation, depletion and amortization
Resource	$2,514	$4,508	$7,332	$9,003
Wood Products	1,997	2,046	3,981	4,170

	4,511	6,554	11,313	13,173
Corporate	647	593	2,511	1,185

Total depreciation, depletion and amortization	5,158	7,147	13,824	14,358

Basis of real estate sold
Real Estate	$6,958	$4,145	$10,573	$4,713

Total basis of real estate sold	6,958	4,145	10,573	4,713